Exhibit 5.1

CONYERS DILL & PEARMAN SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

9 April, 2021

+1 345 814 7382
matthew.stocker@conyers.com

Powerbridge Technology Co., Ltd.

c/o the offices of Sertus Chambers

Governors Square

Suite #5-204

23 Lime Tree Bay Avenue

Grand Cayman

Cayman Islands

Dear Sirs,

Re:	Powerbridge Technologies Co., Ltd. (the “Company”)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (SEC File No. 333-253395), including all amendments or preliminary or final supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Act) to date (collectively, the “Registration Statements”) and the prospectus supplement to the Registration Statements dated April 9, 2021 (the “Prospectus Supplement”), relating to the direct registration offering by the Company of a convertible promissory note in the principal amount of US$4,000,000 (the “Note”) which is convertible into ordinary shares of par value US$0.00166667 each of the Company on the terms of the Note.

DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the securities purchase agreement dated on April 9, 2021; and

1.2.	a copy of the Note to be issued by the Company in favour of YA II PN, Ltd.

The documents listed at paragraphs 1.1 to 1.2 above are herein referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). Capitalised terms used but not otherwise defined in this opinion shall bear the respective meanings given to them in the Documents.

We have also reviewed:

1.3.	the Registration Statement;

1.4.	the Prospectus Supplement;

1.5.	a copy of the Memorandum and Articles of Association of the Company;

1.6.	a copies of the written resolutions of its directors dated 1 April 2021 (the “Resolutions”);

1.7.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 3 March 2021 (the “Certificate Date”); and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

2.4	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, including, without limitation, the Registration Statement and the Prospectus;

2.6	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

conyers.com | 2

2.8	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their terms;

2.9	the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the federal or New York State court located in the City and County of New York (the “Foreign Courts”);

2.10	that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due;

2.11	that any Ordinary Shares issuable upon conversion or redemption of the Note (the “Conversion Shares”) shall have been issued by the Company against payment in full, which shall be equal to at least the par value thereof, and shall have been duly registered in the Company’s register of members; and

2.12	that the Company will have sufficient authorised capital to effect the issue of any of the Conversion Shares at the time of issuance.

QUALIFICATIONS

3.1	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of the Documents simultaneously underway against the Company in another jurisdiction.

conyers.com | 3

3.2	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.4	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents and to own, lease and operate its properties and conduct its business as described in the Registration Statement and the Prospectus Supplement. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the Memorandum or Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

4.3	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents and the allotment and issuance of the Conversion Shares in accordance therewith. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.

4.4	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents.

conyers.com | 4

4.5	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Documents that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that the Documents creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Act. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(a)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(b)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents are governed by the Foreign Laws, the question of whether it would possess these particular characteristics would be determined under the Foreign Laws.

4.6	The Documents will be subject to nominal stamp duty if they are executed in or brought into the Cayman Islands but will otherwise not be subject to stamp duty.

4.7	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (a) which such court considers to be procedural in nature, (b) which are revenue or penal laws or (c) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Documents to the jurisdiction of the Foreign Courts is valid and binding upon the Company.

4.8	The courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

4.9	Based solely upon a search of the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 11:00am on 22 March 2021 (which would not reveal details of (i) proceedings before 1995 or (ii) proceedings between the years 2001-2007 or (iii) proceedings which have been filed but not actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search or (iv) counterclaims, third party notices or amendments to pleadings filed prior to 8 December 2008) there are no actions pending against the Company nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

conyers.com | 5

4.10	There is no income or other tax of the Cayman Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Documents.

4.11	The Company has the legal capacity to sue and be sued in its own name under the laws of the Cayman Islands.

4.12	When issued in accordance with the terms set out in the Documents, the Conversion Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

conyers.com | 6